Exhibit 99
                                                                      ----------

                                               Midwest Express Holdings, Inc.
                                               6744 South Howell Avenue
                                               Oak Creek, Wisconsin  53154-1402
                                               414-570-4000
                                               www.midwestexpress.com
                                               Traded: NYSE - MEH

Media Inquiries: Joyce Early, 414-570-3965 or jearly@midwest-express.com Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwest-express.com

FOR IMMEDIATE RELEASE
February 12, 2003


              MIDWEST EXPRESS HOLDINGS REPORTS JANUARY PERFORMANCE

Milwaukee, Wisconsin, February 12, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today reported January performance data for Midwest Express Airlines and Skyway Airlines, The Midwest Express Connection.

Compared with January 2002, both Midwest Express and Skyway Airlines reported increases in traffic and capacity, while load factor decreased at Midwest Express and increased at Skyway. Yield decreased at both airlines.

Midwest Express Airlines

o In January, Midwest Express Airlines' traffic (measured in scheduled service revenue passenger miles) increased 5.3% on a 9.8% increase in capacity (measured in scheduled service available seat miles). The company expects capacity to increase 5-7% in the first quarter of 2003.
o Load factor for the month was 55.3%, compared with 57.7% in January last year.
o    Revenue yield declined 15.9% from January 2002.
o Revenue per scheduled service available seat mile decreased 19.1% in January - the result of decreases in both load factor and revenue yield.
o    Fuel prices were 50.4% higher in January than a year ago.

Skyway Airlines

o In January, Skyway Airlines' traffic increased 31.5% on a 25.5% increase in capacity. The company expects capacity to increase 18-20% in the first quarter of 2003.
o Load factor for the month was 42.9%, compared with 40.9% in January last year.
o Revenue yield declined 23.1% from January 2002, partly due to longer passenger trip lengths resulting from an increase in regional jet flights.
o Revenue per scheduled service available seat mile decreased 18.2% in January - an increase in load factor was not enough to offset the decrease in revenue yield.

o    Fuel prices were 40.9% higher in January than a year ago.

Midwest Express Airlines features nonstop jet service to major destinations throughout the United States. Astral Aviation, Inc. - its wholly owned subsidiary - operates Skyway Airlines, The Midwest Express Connection, which offers connections to Midwest Express as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 54 cities. More information is available at www.midwestexpress.com.

                                       ###

This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments and political events.

                         Midwest Express Holdings, Inc.
                               Performance Report

                                                                    January
                                            ------------------------------------------------------
                                                                                      %
                                                     2003            2002          Change
                                            ------------------------------------------------------
Midwest Express Airlines Operations
-----------------------------------
Origin & Destination Passengers                    140,791         139,422           1.0
Scheduled Service Revenue Passenger
     Miles (000s)                                  145,635         138,322           5.3
Scheduled Service Available Seat
     Miles (000s)                                  263,396         239,826           9.8
Total Available Seat Miles (000s)                  268,517         247,116           8.7
Load Factor (%)                                      55.3%           57.7%          -2.4 pts.
Revenue Yield                                      $0.1387         $0.1649         -15.9
Revenue per Schd. Svc. ASM (1)                     $0.0808         $0.0999         -19.1
Average Passenger Trip Length (miles)              1,034.4           992.1           4.3
Number of Flights                                    3,553           3,347           6.2
Into-plane Fuel Cost per Gallon                     $1.065          $0.708          50.4


Skyway Airlines Operations
--------------------------
Origin & Destination Passengers                     43,841          36,659          19.6
Scheduled Service Revenue Passenger
     Miles (000s)                                   15,034          11,433          31.5
Scheduled Service Available Seat
     Miles (000s)                                   35,067          27,934          25.5
Total Available Seat Miles (000s)                   35,067          27,950          25.5
Load Factor (%)                                      42.9%           40.9%           2.0 pts.
Revenue Yield                                      $0.3306         $0.4297         -23.1
Revenue per Schd. Svc. ASM (1)                     $0.1444         $0.1765         -18.2
Average Passenger Trip Length (miles)                342.9           311.9          10.0
Number of Flights                                    4,905           4,150          18.2
Into-plane Fuel Cost per Gallon                     $1.050          $0.745          40.9

(1) Passenger, Cargo, and Other Transport Related Revenue divided by Scheduled
Service ASMs.

Note:
All statistics exclude charter operations except the following: total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

                                      -3-